Exhibit 99.1

FOR IMMEDIATE RELEASE:	Thursday, June 5, 2003

CONTACT:	Vicki L. Benne
Chief Financial Officer
Isco, Inc.
(402) 465-2097

ISCO REPORTS THIRD QUARTER FISCAL 2003 RESULTS

Lincoln, NE—Isco, Inc. (Nasdaq: ISKO) reported net income for the third quarter ended April 25, 2003, of $222,000, or $0.04 per diluted share, on sales of $15.1 million, compared with net income of $307,000, or $0.05 per diluted share, on sales of $14.1 million for the same period last year.  Net income during the first nine months of fiscal 2003 was $643,000, or $0.11 per diluted share, on sales of $44.8 million, compared with net income of $1.7 million, or $0.29 per diluted share, on sales of $44.1 million for the same period a year ago.

Reviewing the recent quarterly results, Doug Grant, president and chief operating officer, noted, “The recent quarterly results were in line with our expectations.  We were pleased that net sales increased over the prior quarter and prior year in light of the current challenging global economic and political situation.  Net income for the quarter and year-to-date were lower than in the prior year.  Both periods were negatively impacted by the increased funding for our SWIFT chromatographic media and instrumentation strategic initiative.  Expenditures for SWIFT product-market development and litigation costs increased over the prior year by $0.3 million and $1.0 million for the quarter and nine-month periods, respectively.  In addition, the current year’s quarter and nine-month results were impacted by severance costs associated with organizational restructuring of $0.2 million and $0.4 million, respectively.  While we remain committed to investments in our strategic initiatives, we are also committed to a continuing process of organizational improvement.  An in-depth review of our organizational structure resulted in the elimination of a number of positions in the second and third quarters of this fiscal year.  We believe these changes will have a positive long-term impact.”

Net sales from Isco’s three major product lines were $34.3 million for the nine-month period, an increase of 3% over the prior year.  The chromatography and sampler product lines drove this growth, which was offset by lower flow meter sales.  In the aggregate, revenues from our other products and services were down 3% year-over-year.  Domestic sales of $32.4 million were up 2% over the prior year and international sales of $12.4 million were at same level as the prior year.

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Income from operations for the first nine months was $416,000, compared with $2.3 million for the same period a year ago.  Nine months-over-nine months, the gross margin improved to 53.0% from 51.8%.

The improvement was a result of favorable shifts in the product line mix.  However, the increase in gross margin dollars was offset by a $2.8 million increase in operating expenses.  As noted, our investment in the SWIFT initiative alone accounted for approximately $1.0 million of this increase. Increased staffing for the non-SWIFT chromatography line, general wage increases, increases in various sales and marketing activities, severance costs, and increased engineering expenses associated with outsourced focused product development activities were the other major contributors to higher operating expenses.

The cash and investment balance, at April 25, 2003, was $13.0 million, a decrease of $2.6 million from the fiscal year-end balance.  The majority of the decline was due to increased operational activities, including strategic investments in SWIFT.   Cash flows from operations for the recent nine-month period were $0.3 million compared with $5.0 million for the same nine-month period last year.  Operating assets and liabilities used cash of $1.4 million compared to generating cash of $1.2 million in the prior year and accounted for over half of the year-over-year decrease.  The change was driven by changes in accounts payable, accrued expenses, and income taxes payable.  The cash flow from earnings, depreciation, and other adjustments was $1.7 million, a decline of $2.1 million from a year ago.  This decline was driven equally by lower earnings and changes in other adjustments.

Comments included in this News Release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Such risks and uncertainties are detailed in Isco, Inc.’s Annual Report on Form 10-K filed with the SEC in October 2002 and are incorporated herein by reference.  Isco, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date hereof.

News releases and other information regarding Isco, Inc. may be found at
www.isco.com on the Internet.

ISCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Nine months ended
(Amounts in thousands, except per share data)	Apr 25 2003	Apr 26 2002	Apr 25 2003	Apr 26 2002

Net sales	$15,057	$14,139	$44,813	$44,105
Cost of sales	7,358	6,865	21,048	21,272
	7,699	7,274	23,765	22,833

Operating expenses:
Selling, general, and administrative	5,975	5,568	18,512	16,472
Research and engineering	1,602	1,460	4,837	4,073
	7,577	7,028	23,349	20,545

Income from operations	122	246	416	2,288

Other income (expense):
Investment income	108	171	440	524
Interest expense	(52)	(65)	(179)	(215)
Other, net	50	158	136	79
	106	264	397	388

Income before income taxes	228	510	813	2,676

Provision for income taxes	6	203	170	978

Net income	$222	$307	$643	$1,698

Basic earnings per share	$0.04	$0.05	$0.11	$0.30

Diluted earnings per share	$0.04	$0.05	$0.11	$0.29

Cash dividends declared per share	$0.06	$0.05	$0.18	$0.10

Weighted average number of shares outstanding (basic)	5,704	5,667	5,686	5,663

Additional shares assuming exercise of common stock equivalents and dilutive stock options	139	262	158	233

Weighted average number of shares outstanding (diluted)	5,843	5,929	5,844	5,896

ISCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(Amounts in thousands)	April 25 2003	July 26 2002

ASSETS
Current assets:
Cash and cash equivalents	$1,687	$633
Short-term investments	4,237	5,646
Accounts receivable (net)	9,640	9,901
Inventories	9,925	9,046
Refundable income taxes	204	—
Deferred income taxes	1,224	1,345
Other current assets	1,323	1,136

Total current assets	28,240	27,707

Property and equipment (net)	14,172	14,535

Long-term investments	7,114	9,334

Other assets	4,382	4,302

Total assets	$53,908	$55,878

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,358	$1,303
Accrued expenses	3,316	4,057
Income taxes payable	—	176
Short-term borrowing	2,035	1,909
Current portion of long-term debt	785	1,131

Total current liabilities	7,494	8,576

Deferred income taxes	373	720

Long-term debt, less current portion	547	1,006

Shareholders’ equity	45,494	45,576

Total liabilities and shareholders’ equity	$53,908	$55,878

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